EX-99.4.k.

                                                JACKSON NATIONAL LIFE
                                                INSURANCE COMPANY
2900 Westchester Avenue                         OF NEW YORK  [graphic omitted]
Purchase, New York 10577                        A STOCK COMPANY
--------------------------------------------------------------------------------

                    REDUCED ADMINISTRATION CHARGE ENDORSEMENT

THIS ENDORSEMENT IS MADE A PART OF THE CONTRACT TO WHICH IT IS ATTACHED AND IS EFFECTIVE ON THE ISSUE DATE. TO THE EXTENT ANY PROVISIONS CONTAINED IN THIS ENDORSEMENT ARE CONTRARY TO OR INCONSISTENT WITH THOSE OF THE CONTRACT TO WHICH IT IS ATTACHED, THE PROVISIONS OF THIS ENDORSEMENT WILL CONTROL. THE TERMS OF THE CONTRACT ALSO APPLY TO THIS ENDORSEMENT EXCEPT AS THEY ARE CHANGED BY THE TERMS OF THIS ENDORSEMENT. THE CONTRACT IS ENDORSED AS FOLLOWS:

1. The CONTRACT DATA PAGE is amended by replacing the ADMINISTRATION CHARGE with the following:

     "ADMINISTRATION CHARGE:     On an annual basis, this charge equals 0.15%
                                    of the daily net asset value of the
                                    Investment Divisions.

                                    If the Anticipated Initial Premium equals
                                    $1,000,000 or more, the Company will waive the Administration Charge. However, the Company reserves the right to reverse this waiver and reinstate the Administration Charge if withdrawals are made in the first Contract Year that result in the Contract Value falling substantially below $1,000,000, as determined by the Company."

2. The CONTRACT DATA PAGE is amended by replacing the 1st paragraph of the PREMIUM(S) section with the following:

     "Premiums are flexible. This means that the Owner may change the amounts, frequency or timing of Premiums. The initial Premium must be at least $5,000 for Nonqualified Plan Contracts and $2,000 for Qualified Plan Contracts. Subsequent Premiums must be at least $500 ($50 if made in connection with an automatic payment plan). Total Premiums under a Contract may not exceed $1,000,000, unless approved by the Company. The Company may waive the minimums or maximums at any time. The Company reserves the right to refuse any Premium payment."

3.   The following is added to the DEFINITIONS contained in the Contract:

     "ANTICIPATED INITIAL PREMIUM. Premium received by the Company for this Contract either with the Contract application or from a transfer(s) or rollover(s) from a Qualified Plan(s) or a transfer(s) that qualifies for favorable tax treatment under Section 1035 of the Internal Revenue Code (as amended) that is (are) known to the Company at the time of application for this Contract."


                                        SIGNED FOR THE JACKSON NATIONAL LIFE
                                        INSURANCE COMPANY OF NEW YORK

                                        /S/ CLARK P. MANNING

                                        PRESIDENT AND CHIEF EXECUTIVE OFFICER

7381NY